Exhibit 99.1

NYSE: MMP

Date:	May 6, 2008

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Record Quarterly Financial Results

Generates 34% Higher Income Excluding One-Time Gain in 2008

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit, net income and net income per limited partner unit.

First-quarter 2008 operating profit of $105.3 million represented a 63% increase compared to $64.7 million for first quarter 2007. Net income grew to $93.3 million during first quarter 2008, which is an 88% increase over the $49.7 million reported for first quarter 2007.

Excluding a $26.5 million one-time gain on assignment of a third-party supply agreement during March 2008, the partnership generated 22% higher operating profit and 34% more net income in first quarter 2008 compared to the same period in 2007.

“We kicked off 2008 with a strong first quarter, bolstered by higher financial results from each of our business segments,” said Don Wellendorf, chief executive officer. “Magellan continues to focus on delivering solid base business performance while generating additional opportunities for future growth.”

An analysis of variances by segment comparing first quarter 2008 to first quarter 2007 is provided below based on operating margin, a financial measure that reflects operating profit before affiliate general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $109.4 million, an increase of $31.3 million and a quarterly record for this segment. Transportation and terminals revenues slightly decreased between periods due to 3% lower shipments, primarily offset by higher fees earned for leased storage and ethanol blending services. Operating expenses declined due to lower property taxes and more favorable net product overages, which reduce operating expenses, partially offset by increased maintenance expense. Product margin increased primarily due to higher commodity prices, which resulted in improved fractionation margins.

First quarter 2008 further benefited from a $26.5 million gain on assignment of a third-party supply agreement during March 2008. Magellan had recorded a liability upon assumption of this agreement as part of a pipeline acquisition in late 2004. The agreement had obligated the partnership to sell petroleum products to one of its customers. Due to the recent assignment of this agreement to another company, the partnership reduced the remaining liability to zero, resulting in a gain during first quarter 2008.

Petroleum products terminals. Terminals operating margin was $26.8 million, an increase of $7.3 million and a quarterly record for this segment. The current period benefited from increased revenues due to expansion projects at the partnership’s marine terminals and higher additive fees at its inland terminals, which more than offset lower inland throughput volumes. Operating expenses decreased primarily due to gains recognized from insurance proceeds received in 2008 for historical hurricane damage and product downgrade charges that had negatively affected the 2007 period due to the accidental blending of a small amount of product in first quarter 2007. These favorable items were partially offset by higher 2008 expenses related to maintenance and personnel costs. Product margin increased between periods due to the sale of additional product overages in the terminals segment.

Ammonia pipeline system. Ammonia operating margin was $3.2 million, an increase of $3.8 million. Revenues increased between periods due to higher average tariff rates and additional shipments. Operating expenses declined primarily due to lower maintenance and environmental expenses in the 2008 period.

Depreciation and amortization increased due to recent capital spending, while net interest expense decreased in the current quarter as a result of lower interest rates.

Basic and diluted net income per limited partner unit was 89 cents for first quarter 2008 and 55 cents for first quarter 2007. The gain on assignment of the third-party supply agreement resulted in a favorable impact to 2008 net income per unit of 20 cents, after considering the corresponding change in income allocation between the partnership’s limited partners and general partner.

Distributable cash flow, which represents the amount of cash generated during the period that is available to pay distributions, grew 23% to $76.3 million during first quarter 2008 from $61.8 million for the corresponding 2007 quarter.

Reflecting financial results to date and expectations for the remainder of 2008, management is increasing its 2008 net income per unit guidance to approximately $3.03, with a second-quarter 2008 estimate of 66 cents.

Management remains committed to its stated goal of increasing distributions by 8% to 10% per year through 2010.

The partnership continues to project that the large majority of its operating margin in 2008 will be generated by its fee-based operations. Including results to date and outlook for the remainder of 2008, management currently expects product margin to account for about 15% of total operating margin based on continuation of high petroleum prices. Future product margin is expected to include results from the partnership’s petroleum products blending operation, transmix fractionation and terminals product overages. As previously noted, management develops distribution growth targets based on the expectation that product-margin related activities will generate about 10% or less of the partnership’s annual operating margin beyond 2008.

Management remains focused on developing growth opportunities for the partnership. Based on the progress of expansion projects already underway, the partnership expects to spend approximately $250 million of growth capital during 2008, with an additional $20 million thereafter to complete these projects. The 2008 estimate includes $10 million the partnership plans to spend to acquire a petroleum products terminal already connected to its pipeline system in Wrenshall, Minnesota, which is expected to close by Aug. 1 subject to regulatory approval. The partnership continues to analyze other potential acquisitions and more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates.

An analyst call with management regarding first-quarter earnings and outlook for the remainder of 2008 is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 596-2573 and provide code 4963639. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 12. To access the replay, dial (888) 203-1112 and provide code 4963639. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles measures of operating margin and distributable cash flow, which are important performance measures used by management to evaluate the economic success of the partnership’s operations. Operating margin reflects operating profit before G&A expense and depreciation and amortization, and distributable cash flow is an indicator of the cash available to pay distributions. Reconciliations of operating margin to operating profit and distributable cash flow to net income accompany this news release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at projected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum products pipelines owned and operated by third parties and connected to the partnership’s petroleum products terminals or petroleum products pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; and (9) an increase in the competition the partnership’s operations encounter. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2008
Transportation and terminals revenues	$143,151	$144,592
Product sales revenues	148,663	201,718
Affiliate management fee revenue	173	183

Total revenues	291,987	346,493
Costs and expenses:
Operating	60,975	55,592
Product purchases	133,980	177,568
Depreciation and amortization	15,440	17,176
Affiliate general and administrative	17,685	17,780

Total costs and expenses	228,080	268,116
Gain on assignment of supply agreement	—	26,492
Equity earnings	763	405

Operating profit	64,670	105,274
Interest expense	14,867	12,936
Interest income	(371)	(293)
Interest capitalized	(897)	(1,302)
Debt placement fee amortization	645	168

Income before provision for income taxes	50,426	93,765
Provision for income taxes	724	443

Net income	$49,702	$93,322

Allocation of net income:
Limited partners’ interest	$36,851	$59,620
General partner’s interest	12,851	33,702

Net income	$49,702	$93,322

Basic net income per limited partner unit	$0.55	$0.89

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	66,538	66,772

Diluted net income per limited partner unit	$0.55	$0.89

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	66,546	66,772

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended March 31,
	2007	2008
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.152	$1.153

Volume shipped (million barrels)	71.3	68.9

Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month)	21.7	22.6

Inland terminal throughput (million barrels)	28.2	27.1

Ammonia pipeline system:
Volume shipped (thousand tons)	214	220

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended March 31,
	2007	2008
Petroleum products pipeline system:
Transportation and terminals revenues	$107,311	$106,323
Less: Operating expenses	42,942	42,260

Transportation and terminals margin	64,369	64,063

Product sales revenues	144,265	192,897
Less: Product purchases	131,426	174,621

Product margin	12,839	18,276
Add: Affiliate management fee revenue	173	183
Equity earnings	763	405
Gain on assignment of supply agreement	—	26,492

Operating margin	$78,144	$109,419

Petroleum products terminals:
Transportation and terminals revenues	$31,749	$33,601
Less: Operating expenses	13,961	12,529

Transportation and terminals margin	17,788	21,072

Product sales revenues	4,398	8,821
Less: Product purchases	2,682	3,077

Product margin	1,716	5,744

Operating margin	$19,504	$26,816

Ammonia pipeline system:
Transportation and terminals revenues	$4,915	$5,420
Less: Operating expenses	5,539	2,254

Operating margin (loss)	$(624)	$3,166

Segment operating margin	$97,024	$139,401
Add: Allocated corporate depreciation costs	771	829

Total operating margin	97,795	140,230
Less: Depreciation and amortization	15,440	17,176
Affiliate general and administrative	17,685	17,780

Total operating profit	$64,670	$105,274

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended March 31,
	2007	2008
Net income	$49,702	$93,322
Direct charges to the general partner:
Reimbursable general and administrative costs	276	408
Previously indemnified environmental charges	2,250	1,529

Total direct charges to general partner	2,526	1,937

Income before direct charges to general partner	52,228	95,259
General partner’s share of income(a)	29.44%	37.41%

General partner’s allocated share of net income before direct charges	15,377	35,639
Direct charges to general partner	2,526	1,937

Net income allocated to general partner	$12,851	$33,702

Net income	$49,702	$93,322
Less: net income allocated to general partner	12,851	33,702

Net income allocated to limited partners	$36,851	$59,620

(a)	For periods when the distributions the partnership pays exceed its net income, the general partner’s percentage share of income is its proportion of cash distributions paid for the period. For periods when net income exceeds the cash distributions the partnership pays, the general partner’s percentage share of income is its proportion of theoretical distributions that equal net income (before direct charges to general partner). The partnership’s distributions for the three months ended March 31, 2007 exceeded net income for that period; therefore, the general partner’s share of net income was based on its share of cash distributions paid for that period. The partnership’s net income for the three months ended March 31, 2008 exceeded the cash distributions the partnership will pay for that period; therefore, the general partner’s share of income was allocated based on a theoretical distribution of $0.8933 per limited partner unit, at which rate the partnership’s distributions would be equal to its net income (before direct charges to general partner).

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW

(Unaudited, in millions)

	Three Months Ended March 31,
	2007	2008
Net income	$49.7	$93.3
Add: Depreciation and amortization(1)	16.1	17.3
Equity-based incentive compensation(2)	(0.6)	(2.4)
Direct charges to general partner	2.5	1.9
Asset retirements	0.9	0.1
Less: Maintenance capital (net of indemnified spending)(3)	5.3	7.4
Gain on assignment of supply agreement	—	26.5
Other	1.5	—

Distributable cash flow(4)	$61.8	$76.3

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

During first quarter 2007 and 2008, the partnership paid tax withholdings of $4.3 million and $4.5 million, respectively, on equity-based incentive compensation units that vested on the previous year end. Total equity-based incentive compensation expense for first quarter 2007 and 2008 was $3.7 million and $2.1 million, respectively.

(3)

During first quarter 2007 and 2008, the partnership paid an additional $1.0 million and $0.3 million, respectively, for indemnified maintenance capital projects related to its indemnification settlement or expected to be reimbursed by insurance proceeds.

(4)

Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications. Related to its indemnification settlement, during 2007 the partnership collected the last installment due on the $117.5 million settlement amount and will receive no additional cash funds in 2008 or beyond. Through March 31, 2008, the partnership has either paid or accrued liabilities totaling $90.2 million that are covered by this indemnification settlement.